UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  September 1, 2011

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number
1-8841	NEXTERA ENERGY, INC. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

Item 8.01  Other Events

NextEra Energy Resources, LLC (NextEra Energy Resources), the competitive energy subsidiary of NextEra Energy, Inc. (NextEra Energy), today announced that one of its subsidiaries has entered into an agreement to sell its ownership interest in a portfolio of natural gas-fired generating assets to an affiliate of LS Power for $1.05 billion, subject to working capital and other adjustments.  The plants included in the sale are:

•	507-megawatt Blythe Energy Center, located in Blythe, CA
•	668-megawatt Calhoun Energy Center, located in Eastaboga, AL
•	98-megawatt Cherokee Energy Center, located in Gaffney, SC
•	879-megawatt Doswell Energy Center, located in Ashland, VA

A NextEra Energy Resources affiliate will continue to operate three of the facilities included in the sale for an initial period of five years and the fourth facility for an initial two-year period under service contracts.  The transaction is expected to close in the fourth quarter of 2011, pending receipt of necessary regulatory approvals and third-party consents.

The transaction is expected to result in net cash proceeds of approximately $500 million after the repayment of debt and transaction costs, and a taxable gain which is expected to be largely offset by deferred tax assets.  The transaction will also result in a one-time after-tax charge of approximately $97 million, which NextEra Energy expects to exclude from its adjusted earnings.  The sale is expected to be accretive to future years’ earnings per share.

As was previously announced, NextEra Energy Resources plans to continue to explore options associated with its Rhode Island State Energy Center, which may include selling the asset.

Following the closing of the sale, NextEra Energy Resources will continue to own and operate a diverse mix of clean generating assets in 23 states and Canada, with a combined capacity of more than 16,880 megawatts.

Cautionary Statements And Risk Factors That May Affect Future Results

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements typically express or involve discussion as to expectations, beliefs, plans, objectives, assumptions or future events or performance and often can be identified by the use of words such as "may," "plan," “will,” “expect,” “believe,” “anticipate,” “estimate,” and similar terms.

Although NextEra Energy believes that its expectations are reasonable, because forward-looking statements are subject to certain risks and uncertainties, it can give no assurance that the forward-looking statements contained in this Current Report on Form 8-K will prove to be correct, including NextEra Energy’s expectations with respect to the Blythe, Calhoun, Cherokee and Doswell Energy Centers.  Important factors could cause NextEra Energy’s actual results to differ materially from those projected in the forward-looking statements in this Current Report on Form 8-K.  Factors that could have a significant impact on NextEra Energy’s operations and financial results, and could cause NextEra Energy’s actual results or outcomes, both generally and specifically with respect to the Blythe, Calhoun, Cherokee and Doswell Energy Centers, to differ materially from those discussed in the forward-looking statements include, among others:

•	Inability to complete the sale of the Blythe, Calhoun, Cherokee and Doswell Energy Centers due to the failure to satisfy all conditions precedent to closing of the sale
•	Inability to complete construction of, or capital improvements to, other NextEra Energy power generation facilities
•	Inability to obtain the required regulatory approvals and third party consents for the sale of the Blythe, Calhoun, Cherokee and Doswell Energy Centers
•
Inability to obtain the supplies necessary for the operation and maintenance of the Blythe, Calhoun, Cherokee and Doswell Energy Centers or for the construction, operation, and maintenance of other NextEra Energy power generation facilities

•	Inability to hire and retain skilled labor required for the operation of the Blythe, Calhoun, Cherokee and Doswell Energy Centers or other NextEra Energy power generation facilities
•	Changes in laws, regulations, governmental policies and regulatory actions regarding the energy industry and environmental matters
•	Failure of the purchaser to comply with the financial terms governing the sale of the Blythe, Calhoun, Cherokee and Doswell Energy Centers
•	Inability of NextEra Energy or its affiliates to access capital markets or maintain their credit ratings
•	Failure of NextEra Energy power generating facilities to generate the expected amount of electric generation
•	General economic conditions
•	Hazards customary to the operation and maintenance of power generation facilities, including unanticipated outages
•	Unusual or adverse weather conditions, including natural disasters

•	Transmissions constraints or other factors limiting NextEra Energy’s ability to deliver energy from NextEra Energy’s power generation facilities
•	Volatility in the price of energy
•	Failure of NextEra Energy customers to perform under contracts
•	Increased competition in the power industry
•	Changes in the wholesale power markets
•	Costs and other effects of legal and administrative proceedings
•	Terrorism or other catastrophic events

These foregoing factors should be considered in connection with information regarding risks and uncertainties that may affect NextEra Energy’s future results included in NextEra Energy’s filings with the Securities and Exchange Commission (SEC), which are available at the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which such statement is made, and NextEra Energy undertakes no obligation to update any forward-looking statement to reflect events or circumstances, including but not limited to unanticipated events, after the date on which such statement is made unless otherwise required by law.  New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of facts, may cause actual results to differ materially from those contained or implied in any forward-looking statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEXTERA ENERGY, INC.
(Registrant)

Date:  September 1, 2011

CHRIS N. FROGGATT
Chris N. Froggatt Vice President, Controller and Chief Accounting Officer